DATAMEG CORP. ANNOUNCES RECEIPT OF TERM SHEET OUTLINING ACQUISITION

WASHINGTON DC, Nov. 30 -- DataMEG Corp. (OTC BB: DTMG) announced today that they have received a Term Sheet, from an interested party, to acquire the assets of DataMEG Corp., in the form of cash and stock.

Mr. Andrew Benson, President DataMEG Corp. stated, "We have received a Term Sheet from an interested party, that outlines their proposed transaction to acquire DataMEG Corp. We are satisfied, in general, with the terms of the transaction as described in the Term Sheet document. We have asked the buyer to provide us with additional specific information that we will require, finalizing this agreement. We expect to have these details worked out and have an executed agreement in the following week or so."

Mr. Benson continued, "The Term Sheet provides, in part, for of the purchase of all of the Common Stock of DataMEG Corp. in the form of a cash payment and stock distribution from the buyer. The purchase payment terms, as outlined in the document, are acceptable to DataMEG Corp. The Agreement calls for a 60-day exclusivity period, during which DataMEG Corp. will work with the buyer to further define and execute an Acquisition Agreement. The buyer will be making a cash deposit as part of the purchase payment terms during the exclusivity period, which will facilitate DataMEG Corp. in the continuance of our business operations, including the development of CAS chip. We expect to have the entire terms of this transaction available for distribution and discussion soon."

DataMEG Corp., currently headquartered in Washington DC, is an engineering/technology firm focused on Internet and telecommunications technology solutions. DataMEG Corp. is developing proprietary technology, its Communications Acceleration System, (CAS), which allows for the transfer of information over POTS, DSL and other information transmission networks.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission arenas and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving product. Other risks, including the outcome of pending adverse claims to the Company and it's subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. or its subsidiary undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.